Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN FIRST
QUARTER NET INCOME AVAILABLE TO COMMON SHAREHOLDERS

Aiken, South Carolina (July 21, 2011) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank, today announced earnings for the first quarter of its fiscal year ending March 31, 2012.  The Company reported net income available to common shareholders of $351,000 or $0.12 per common share (basic) for the three months ended June 30, 2011, an increase of $54,000 or 18.18% compared to net income available to common shareholders of $297,000 or $0.12 per common share (basic) for the three months ended June 30, 2010. This increase was primarily the result of a decrease in preferred stock dividends.

In connection with its participation in the Community Development Capital Initiative (“CDCI”) in fiscal 2011, the Company was able to reduce the annual cumulative dividend rate of 5% paid on the Series A preferred stock issued to the U.S. Treasury through its participation in the Troubled Asset Relief Program Capital Purchase Program in 2008, to an annual cumulative dividend rate of 2% paid on the Series B preferred stock issued to the U.S. Treasury through its participation in the CDCI program. As a result of this exchange, preferred stock dividends and the related accretion of preferred stock to redemption value decreased $134,000 or 54.92% to $110,000 for the quarter ended June 30, 2011 compared to $244,000 for the same period in 2010.

Non-performing assets, which consist of non-accrual loans and repossessed assets net of specific reserves, decreased $1.39 million or 5.24% to $25.13 million at June 30, 2011 from $26.52 million at March 31, 2011. This was also down from $37.50 million at December 31, 2010. Despite the decrease in non-performing assets, management of the Company continues to be cautious about current market conditions and added an additional $2.30 million to the allowance for loan losses through the provision for loan losses, an increase of $400,000 compared to provision expense of $1.90 million for the same period in the previous year. Management continues to closely monitor the loan portfolio to proactively identify any potential problem loans. The allowance for loan losses represented 2.83% of total loans held for investment as of June 30, 2011 compared to 2.54% as of March 31, 2011.

Net interest margin for the quarter ended June 30, 2011 increased six basis points to 3.20% from 3.14% for the quarter ended June 30, 2010 and 3.17% for the year ended March 31, 2011. Despite the increase in net interest margin, net interest income decreased $43,000 or 0.62% to $6.88 million for the three months ended June 30, 2011 compared to $6.92 million for the three months ended June 30, 2010.

Non-interest income for the quarter ended June 30, 2011 decreased $121,000 or 8.69% to $1.27 million compared to $1.39 million for the same quarter in 2010. General and administrative expenses decreased $393,000 or 7.08% to $5.16 million for the three months ended June 30, 2011 compared to $5.55 million for the same quarter in the previous year.

Total assets at June 30, 2011 were $925.07 million compared to $933.54 million at March 31, 2011, a decrease of $8.47 million or 0.91% for the three-month period. Net loans receivable decreased $16.66 million or 3.44% to $467.82 million at June 30, 2011 from $484.47 million at March 31, 2011.  Total deposits decreased $6.16 million or 0.89% to $684.19 million at June 30, 2011 compared to $690.36 million at March 31, 2011.  Federal Home Loan Bank advances, other borrowings, convertible senior debentures and subordinated debentures decreased $5.24 million or 3.26% to $155.34 million at June 30, 2011 from $160.57 million at March 31, 2011.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; changes in the level and trend of loan delinquencies and write-offs; economic conditions in the Company’s primary market area; results of examinations of us by the Office of the Comptroller of the Currency, as the successor to the Office of Thrift Supervision, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2011.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

INCOME STATEMENT HIGHLIGHTS

	For the quarter ended June 30,
	2011	2010
Total interest income	$10,230	$11,351

Total interest expense	3,349	4,427

Net interest income	6,881	6,924

Provision for loan losses	2,300	1,900

Net interest income after the provision
for loan losses	4,581	5,024

Non-interest income	1,271	1,392

Non-interest expense	5,160	5,553

Income before income taxes	692	863

Provision for income taxes	231	322

Net income	$461	$541

Preferred stock dividends and accretion
of preferred stock to redemption value	110	244

Net income available to common shareholders	$351	$297

Earnings per common share (basic)	$0.12	$0.12

	BALANCE SHEET HIGHLIGHTS
			%
	June 30, 2011	March 31, 2011	Change

Total assets	$925,073	$933,544	-0.9%

Cash and cash equivalents	9,705	7,836	23.9%

Total loans receivable, net	467,815	484,471	-3.4%

Investment and mortgage-backed securities	382,365	372,418	2.7%

Deposits	684,193	690,357	-0.9%

Borrowings	155,336	160,571	-3.3%

Shareholders' equity	80,261	76,012	5.6%

Book value per common share	$19.65	$18.21	7.9%

Interest rate spread	3.08%	3.06%	0.7%

Total risk based capital ratio (1)	17.35%	16.61%	4.5%

Non performing assets (2)	25,126	26,515	-5.2%

Non performing assets to total assets	2.72%	2.84%	-4.4%

Allowance as a percentage of gross loans	2.83%	2.54%	11.4%

(1)- This ratio is calculated using Bank only information and not consolidated information.
(2)- Non-performing assets are reported net of specific reserves of $504,000 in June 2011 and $432,000 in March 2011.